Multiband Corporation Negotiates $10 Million Funding Commitment with
Institutional Investor Lincoln Park Capital Fund, LLC

Minneapolis, MN, August 6, 2010 – Multiband Corporation (NASDAQ: MBND), a leading Home Service Provider (HSP) for DIRECTV and the nation's largest DIRECTV Master System Operator (MSO) for Multiple Dwelling Units (MDU’s), announced today that it has signed a $10 million purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor.

“We are pleased to have signed this funding agreement with LPC, a forward-thinking institutional investor which provides future flexibility ” said James L. Mandel, CEO of Multiband.  “We are under no obligation to utilize the facility but plan to use any proceeds from this agreement for working capital to support current operations and for other general corporate purposes; which may involve expansion of those operations and/or reduction of existing debt. Pursuant to the purchase agreement, the Company has the right at its discretion to sell to LPC up to $10 million of its common stock from time to time over a 25-month period. Multiband will have the right, but no obligation, to sell stock to LPC in amounts up to $500,000 depending on certain conditions as set forth in the purchase agreement.

There are no upper limits to the price LPC may pay to purchase Multiband’s common stock and the purchase price of the shares related to the $10 million of future funding will be based on the prevailing market prices of the Company’s shares immediately preceding the time of sales without any fixed discount. If the company exercises the full $10 million, total fees paid to LPC would be approximately three percent.  The Company will control the timing and amount of any sales of shares to LPC. There are no financial or business covenants, restrictions on future funding, rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement.  The agreement may be terminated by the Company at any time, at its sole discretion, without any cost or penalty.

A more detailed description of the agreement is set forth in the Company’s Current Report on Form 8-K recently filed with the SEC.

About Lincoln Park Capital (“LPC”)

LPC is an institutional investor headquartered in Chicago, Illinois.   LPC’s experienced professionals manage a portfolio of investments in public and private entities.  These investments are in a wide range of companies and industries emphasizing life sciences, energy and technology.  LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency.  For more information, visit www.LincolnParkCapital.com.

About Multiband Corporation:

Multiband is the largest nationwide DIRECTV master system operator in the Multiple Dwelling Unit (MDU) market and one of the largest full-service home service providers (HSPs), handling around 20% of all DIRECTV's installations, maintenance and upgrades for residents of single-family homes. Multiband is a full-service  operator for a number of other  providers within the footprint as well, offering solutions for watch, talk, surf and security, and is equipped with a retail store and an online store to strive to be a customer's "one source solution" for all electronic needs. Additionally, Multiband is a leading provider of software and integrated billing services to MDUs on a single bill, including video, voice, data and other value-added local services, both directly and through strategic  arrangements. Multiband is headquartered in Minneapolis, MN, and has offices strategically placed around the continental United States.

Statements about our future expectations are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. When used herein, the words "may," "will," "should," "anticipate," "believe," "appear," "intend," "plan," "expect," "estimate," "approximate," and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties inherent in our business, including those set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2009, and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Company Contact

Contact: James Mandel, CEO for Multiband Corporation at (763)504-3000

Investor Contact
Cameron Donahue, Hayden IR, (651) 653-1854 or cameron@haydenir.com